Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Option Plan, the 2007 Israeli Share Option Plan, the 2017 Equity Incentive Plan, and the 2021 Incentive Award Plan of Kaltura, Inc. (the "Company") of our report dated March 1, 2021 (March 23, 2021, as to the stock split discussed in Note 14e and the effects of the restatement discussed in Note 20), with respect to the consolidated financial statements of the Company for the year ended December 31, 2020, included in Amendment No.5 to the Registration Statement (Form S-1 No. 333-253699) and the related Prospectus of the Company filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
July 29, 2021	A Member of Ernst & Young Global